FOR IMMEDIATE RELEASE:	April 15, 2009

NW Natural Requests Early Credit of Gas Cost Savings to Oregon Customers

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today announced a tariff filing has been made with the Public Utility Commission of Oregon (OPUC) to provide a $32 million credit to its Oregon customers as a result of a recent decline in wholesale natural gas costs.

“The natural gas prices we’ve secured in the last several months are substantially lower than what is currently set in our rates. Given the extremely tough economic conditions our customers are struggling with, we felt it was critical that these savings be refunded as soon as possible,” said Gregg Kantor, NW Natural President and CEO.

Ordinarily, gas cost savings are held in a deferral account and returned as a reduction to customer bills beginning with the annual rates set each November.

Kantor also said, barring any dramatic events that might adversely affect energy markets, the company expects to continue to lock in lower priced supplies for the next winter heating season and file this summer for an additional rate reduction that would start in November.

If approved by the OPUC, this refund based on gas cost savings accumulated from November 1, 2008 through March 31, 2009 will show up as a credit to Oregon residential, commercial and industrial sales customers on their June bills. This bill credit will be based on each customer’s actual gas usage during those five months.

For example, an average residential customer that uses 92 therms per month from November through March can expect to receive a bill credit of approximately $33. An average commercial customer that uses 383 therms per month can expect to receive a credit of approximately $137.

Discussions with the Washington Utilities and Transportation Commission related to a similar refund for Washington customers are currently underway. In the event a refund does not occur in June, NW Natural will proceed in Washington with the original November 1 date to set rates for the next winter heating season.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves more than 662,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest, and recognized its 150th year as a public company on Jan. 7, 2009. The company has approximately $2.0 billion in total assets, which includes about 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore.

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For more information, contact:

Jenna Cooper-Gross (Media)

Phone: 503-721-2440

Email: jcg@nwnatural.com

Bob Hess (Investors)

Phone: 1-800-422-4012, ext. 2388 or 503-220-2388

Email: Bob.Hess@nwnatural.com

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